We hereby consent to the reference to our firm under the caption “Trinity Project Technical Report” dated December 1, 2011 with an effective date of August 9, 2011 contained in the Section Properties in the Prospectus which forms part of the Registration Statement.

Very truly yours,

/s/Michael M. Gustin

Michael M. Gustin, Senior Geologist

Mine Development Associates

By: /s/ Michael M. Gustin

775-856-5700

210 South Rock Blvd.

Reno, Nevada 89502

FAX: 775-856-6053